JACKSONVILLE BANCORP ANNOUNCES

2013 THIRD QUARTER EARNINGS

JACKSONVILLE, FLA., November 8, 2013/ PRNewswire /-- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income of $147 thousand for the three months ended September 30, 2013, compared to a net loss of $10.7 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, the Company recorded net income of $375 thousand, compared to a net loss of $21.2 million for the nine months ended September 30, 2012. Book value and tangible book value per common share as of September 30, 2013 were $6.06 and $5.89, respectively.

Balance Sheet Overview

Total assets were $514.5 million as of September 30, 2013, compared to $551.6 million as of September 30, 2012.  The decrease in total assets was largely due to the decrease in net loans as a result of the Company’s execution of its overall strategy to accelerate the disposition of substandard assets. Total assets decreased $50.6 million to $514.5 million as of September 30, 2013 from $565.1 million as of December 31, 2012. This decrease was due to reductions in federal funds sold in the amount of $37.0 million and net loans of $21.9 million as a result of net charge-offs and loan payoffs that outpaced loan originations during the nine months ended September 30, 2013. These amounts were slightly offset by an increase in securities available-for-sale of $4.2 million, bank-owned life insurance of $3.1 million, and other real estate owned of $1.5 million during the nine months ended September 30, 2013.

Total deposits were $440.4 million as of September 30, 2013, a decrease of $52.8 million compared to total deposits of $493.2 million as of September 30, 2012. The decrease in total deposits when compared to the same period in 2012 was driven primarily by a decrease in time deposits of $58.2 million due in large part to a reduction in national and brokered CDs (the Company is currently not offering or renewing national or brokered CDs). This decrease was slightly offset by a $10.3 million increase in noninterest-bearing demand deposits. Total deposits decreased $49.6 million during the nine months ended September 30, 2013 to $440.4 million as of September 30, 2013, as compared to $490.0 million as of December 31, 2012. This decrease was due to similar factors as were previously discussed.

Total shareholders’ equity increased $19.1 million to $32.7 million as of September 30, 2013 compared to $13.6 million as of September 30, 2012. The significant increase was primarily driven by additional equity issued in conjunction with the Company’s capital raise activities, including the Private Placement in the fourth quarter of 2012 and the rights offering completed in the third quarter of 2013. Total shareholders’ equity decreased slightly during the nine months ended September 30, 2013, to $32.7 million as of September 30, 2013, compared to $33.6 million as of December 31, 2012. This decrease was attributable to a decrease in accumulated comprehensive income of $2.2 million, offset by $0.9 million in additional equity issued in conjunction with the Company’s third quarter rights offering and net income during the nine months ended September 30, 2013 of $375 thousand. Please refer to the Recent Events section of this press release for additional information related to the Company’s capital raise activities. As adjusted to reflect additional equity issued in the public offering (which closed subsequent to quarter-end on October 4, 2013), total shareholders’ equity was $35.9 million as of September 30, 2013. The additional equity issued in the public offering and associated net proceeds were not received as of quarter-end and as such did not impact cash on-hand, capital ratios and related information as of September 30, 2013. Please refer to the Company’s Non-GAAP Reconciliations for additional information related to this non-GAAP financial measure.

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

Asset Quality

As of September 30, 2013, nonperforming assets were $24.0 million, or 4.66% of total assets, compared to $39.8 million, or 7.21% of total assets, as of September 30, 2012. The decrease in nonperforming assets was driven primarily by the Company’s execution of its overall strategy to accelerate the disposition of substandard assets on an individual customer basis, to include: (i) write-downs and sales of OREO, (ii) the disposition of substandard assets via payoffs and short sales, and (iii) the disposition of substandard assets via the asset sale completed late in the fourth quarter of 2012.

The following table presents information concerning nonperforming assets as of the last five quarters:

	As of
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Nonperforming Assets
Total nonperforming loans(1)	$15,516	$16,973	$20,067	$22,747	$35,168
Other real estate owned, net	8,438	9,142	9,920	6,971	4,599
Total nonperforming assets	$23,954	$26,115	$29,987	$29,718	$39,767

Allowance for loan losses	$(16,974)	$(17,303)	$(19,820)	$(20,198)	$(18,100)
Allowance for loan losses as
a percentage of NPL's	109.40%	101.94%	98.77%	88.79%	51.47%

Nonperforming loans as a
percentage of gross loans	4.16%	4.44%	5.10%	5.71%	8.05%
Total nonperforming assets as
a percentage of total assets	4.66%	5.00%	5.76%	5.26%	7.21%
Loans past due 30-89 days,
still accruing interest	$7,976	$2,466	$8,246	$4,622	$11,372

(1)  Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

Nonperforming loans decreased $19.7 million to $15.5 million as of September 30, 2013, from $35.2 million as of September 30, 2012. When compared to the prior year-end, nonperforming loans decreased $7.2 million from $22.7 million as of December 31, 2012. The continued reduction of nonperforming loans was primarily driven by the Company’s overall strategy to accelerate the disposition of substandard assets, including the asset sale completed in the fourth quarter of 2012. In addition, total loans past due 30-89 days, still accruing interest increased $3.4 million to $8.0 million as of September 30, 2013 from $4.6 million as of December 31, 2012. This increase was driven primarily by one significant loan currently in forbearance with potential for future modification of loan terms.

Consistent with the Company’s reduction of nonperforming loans and general improvements in asset quality, the allowance for loan losses decreased in total and as a percentage of total loans. The allowance for loan losses was 4.55% of total loans as of September 30, 2013, compared to 5.07% as of December 31, 2012. The decrease in the allowance for loan losses as of September 30, 2013 compared to December 31, 2012 was driven primarily by a decrease in the amount of allowance needed on loans collectively evaluated for impairment and loans acquired with deteriorated credit quality. The decrease in the amount of allowance needed on loans collectively evaluated for impairment was due to an overall reduction in the respective loan balances as well as a decrease in net charge-offs that flow into the calculation of the historical look back period, particularly commercial real estate loans. The decrease in the amount of allowance needed on loans acquired with deteriorated credit quality was due to increased charge-offs related to these loans during the nine months ended September 30, 2013.

Operating Results

Total interest income decreased $1.0 million for the three months ended September 30, 2013 when compared to the same period in 2012. This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $70.3 million when compared to the same period in the prior year. In addition, the average yield on loans decreased to 5.39% for the three months ended September 30, 2013, compared to 5.42% for the three months ended September 30, 2012. The decrease in the loan yield was driven by a slight decrease in accretion recognized on acquired loans when compared to the same quarter in the prior year and lower yields on renewed loans and modifications not deemed troubled debt restructurings to remain competitive with current market rates.

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

Total interest income decreased $2.0 million for the nine months ended September 30, 2013 when compared to the same period in 2012. This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $66.5 million when compared to the same period in the prior year. The decrease in average loan balances was partially offset by an increase in the average yield on loans to 5.63% for the nine months ended September 30, 2013 compared to 5.36% for the nine months ended September 30, 2012. The increase in the loan yield was driven by an increase in accretion recognized on acquired loans of approximately $0.5 million as well as a decrease in total nonperforming loans.

Interest expense decreased by $0.2 million and $0.7 million for the three and nine months ended September 30, 2013, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.06% and 1.10% for the three and nine months ended September 30, 2013, respectively, compared to 1.09% and 1.15% for the three and nine months ended September 30, 2012. The overall decrease is reflective of repricing activities in the current low interest rate environment coupled with an increase in average noninterest-bearing deposits to $94.7 million for the nine months ended September 30, 2013, compared to $86.7 million for the same period in the prior year.

A provision for loan loss expense of $100 thousand was recorded for the nine months ended September 30, 2013, compared to an expense of $17.6 million for the same period in 2012. In addition, the Company recorded net charge-offs of $3.3 million for the nine months ended September 30, 2013, compared to $12.6 million for the same period in 2012. The decrease in provision expense was primarily due to the overall run-off in the loan portfolio, the year-over-year change in net charge-offs as well as improvements in our overall asset quality and general reduction in substandard assets.

Noninterest income increased period-over-period, with $0.8 million and $1.6 million in service charges and other income for the three and nine months ended September 30, 2013, compared to $0.4 million and $1.1 million for the same period in 2012. Included in the current year other income were realized gains from the sale of investment securities of $391 thousand and $437 thousand for the three and nine months ended September 30, 2013, respectively. Such realized gains did not occur during the same periods in the prior year.

Noninterest expense decreased to $4.8 million and $15.6 million for the three and nine months ended September 30, 2013, compared to $10.6 million and $20.6 million for the three and nine months ended September 30, 2012. This decrease was primarily due to nonrecurring goodwill impairment expense of $3.1 million in the prior year and a decrease in OREO expenses, capital raise and asset sale-related expenses and loan related expenses when compared to the same period in the prior year. These amounts were offset by an increase in professional fees and data processing, while the remainder of the components of noninterest expense remained relatively flat period-over-period.

There was no income tax expense recorded during the three and nine months ended September 30, 2013, while there was an income tax benefit of $106 thousand and $136 thousand for the three and nine months ended September 30, 2012, respectively. The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. Based on an analysis performed as of September 30, 2013 and December 31, 2012, it was determined that the need for a full valuation allowance still existed.

On a diluted per common share basis, the Company had net income (loss) available to common shareholders of $0.03 and $(7.06) for the three and nine months ended September 30, 2013, respectively, compared to a net loss available to common shareholders of $(36.27) and $(72.05) for the same periods in the prior year. The Company experienced a net loss per diluted common share for the nine months ended September 30, 2013 due to the reduction of net income available to common shareholders in the amount of $31.5 million as a result of the noncash, implied preferred stock dividend recognized in conjunction with the conversion of the Company’s Series A Preferred Stock into an aggregate of 5.0 million shares of common stock and nonvoting common stock (the Conversion”), during the three months ended March 31, 2013. Please refer to the Recent Events section of this report for additional information related to the Conversion. As adjusted to reflect earnings (loss) per common share less the impact of the noncash, implied preferred stock dividend, the basic and diluted earnings per common share was $0.09 for the nine months ended September 30, 2013. Please refer to the Company’s Non-GAAP Reconciliations for additional information related to this non-GAAP financial measure.

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

Recent Events

During the fourth quarter of 2012, the Company completed a $50.0 million capital raise through the private placement of 50,000 shares of the Company’s Series A preferred stock, at a purchase price of $1,000 per share.  Consideration in the private placement included cash, the one-for-one exchange of Series B preferred stock sold in the $5.0 million bridge financing completed during the third quarter of 2012 and $1.8 million in the cancellation of outstanding debt under the Company’s revolving loan agreements held by certain purchasers in the private placement and/or their related interests.  Net proceeds from the issuance of preferred stock in the amount of $45.1 million were used for general operating expenses, mainly for the subsidiary bank, to improve capital ratios and to support the Company’s business strategy going forward.  On February 19, 2013, after receiving requisite shareholder approvals, all issued and outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 2.4 million shares of common stock and 2.6 million shares of the Company’s newly authorized nonvoting common stock.  Book value and tangible book value per common share as of December 31, 2012 were $51.06 and $46.78, respectively. Book value and tangible book value per common share as of December 31, 2012, adjusted for the Conversion, were $6.34 and $6.10, respectively.  Please refer to the Company’s Non-GAAP Reconciliations for additional information related to these non-GAAP financial measures. In addition, on December 31, 2012, the Bank completed the sale of $25.1 million in assets, including non-accrual loans, loans with a history of being past due, and other loans that were part of an overall customer relationship of $24.6 million and OREO of $0.5 million, to a real estate investment firm, for a purchase price of $11.7 million.

On June 24, 2013, Stephen C. Green resigned as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank. On the same date, Mr. Green also resigned from the boards of directors of the Company and the Bank. The Company has engaged an executive search firm to initiate the search for a successor President and Chief Executive Officer. The Company’s board of directors appointed Donald F. Glisson, Jr., the Chairman of the Board, as the Company’s interim principal executive officer.

During the third quarter of 2013, the Company initiated concurrent offerings: (i) a rights offering to existing shareholders for nontransferable subscription rights to purchase shares of the Company’s common stock at a subscription price of $10.00 per share and (ii) a public offering of shares not subscribed for in the rights offering at an equal subscription price of $10.00 per share. The subscription period for the rights offering expired on September 20, 2013 and resulted in the sale of 104,131 shares of the Company’s common stock for aggregate proceeds of $1.0 million, or $0.9 million net of offering expenses. The public offering expired subsequent to quarter-end, on October 4, 2013, whereby the Company sold 395,869 shares for an aggregate of $4.0 million, or $3.2 million net of offering expenses. Total net proceeds from the concurrent offerings will be used for general operating expenses.

In October 2013, Bancorp’s Board of Directors implemented a 1-for-20 reverse stock split of its outstanding shares of common stock and nonvoting common stock effective October 24, 2013. As a result of the reverse stock split, each 20 shares of issued and outstanding common stock and nonvoting common stock, par value $0.01 per share, respectively, were automatically and without any action on the part of the respective holders combined and reconstituted as one share of the respective class of common equity as of the effective date. Consequently, the aggregate par value of common stock and nonvoting common stock eliminated in the reverse stock split was reclassed on the Company’s consolidated balance sheets from the respective class of common equity to additional paid-in capital. Additional adjustments were made to the aforementioned accounts as a result of rounding to avoid the existence of fractional shares. All share and per share information in the Consolidated Financial Statements and the accompanying notes have been retroactively adjusted to reflect the 1-for-20 reverse stock split.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $514.5 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

This press release contains non-GAAP financial disclosures that are not in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company uses certain non-GAAP financial measures to provide meaningful, supplemental information regarding its operational results and to enhance investors’ overall understanding of the Company’s financial performance. The limitations associated with these non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. In addition, these disclosures should not be considered an alternative to the Company’s GAAP results. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, and the Company’s registration statement on Form S-1, as amended (File No. 333-188146), which are incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Consolidated Earnings Summary
Total interest income	$5,605	$5,797	$6,362	$6,466	$6,641
Total interest expense	1,032	1,089	1,133	1,286	1,238
Net interest income	4,573	4,708	5,229	5,180	5,403
Provision for loan losses	367	(484)	217	20,348	5,990
Net interest income (loss) after provision for loan losses	4,206	5,192	5,012	(15,168)	(587)
Total noninterest income	761	377	424	420	356
Total noninterest expense	4,820	5,540	5,237	7,118	10,560
Income (loss) before income tax	147	29	199	(21,866)	(10,791)
Income tax benefit	-	-	-	(37)	(106)
Net income (loss)	$147	$29	$199	$(21,829)	$(10,685)
Noncash, implied preferred stock dividend	-	-	(31,464)	-	-
Net income (loss) available to common shareholders	$147	$29	$(31,265)	$(21,829)	$(10,685)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Summary Average Consolidated Balance Sheet
Loans, gross	$377,563	$390,265	$395,589	$425,813	$447,885
Securities	84,602	92,157	91,186	88,931	91,887
Other earning assets	33,855	17,577	32,816	16,353	3,802
Total earning assets	496,020	499,999	519,591	531,097	543,574
Other assets	23,554	19,631	18,464	22,144	20,457
Total assets	$519,574	$519,630	$538,055	$553,241	$564,031

Interest-bearing liabilities	$385,932	$387,026	$412,753	$442,426	$453,260
Other liabilities	101,763	99,434	91,734	98,198	92,012
Shareholders' equity	31,879	33,170	33,568	12,617	18,759
Total liabilities and shareholders' equity	$519,574	$519,630	$538,055	$553,241	$564,031

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Per Share Data
Basic (loss) earnings per common share	$0.03	$0.01	$(12.15)	$(74.11)	$(36.27)
Diluted (loss) earnings per common share	$0.03	$0.01	$(12.15)	$(74.11)	$(36.27)
Basic weighted average common shares outstanding	5,307,032	5,294,547	2,572,322	294,544	294,544
Diluted weighted average common shares outstanding	5,307,042	5,295,935	2,572,354	294,544	294,544
Total shares outstanding at end of period	5,398,713	5,294,582	5,294,544	294,544	294,544
Closing market price per share	$9.80	$9.60	$30.00	$16.00	$18.40

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Selected ratios
Return on average assets	0.11%	0.02%	0.15%	(15.70)%	(7.54)%
Return on average equity	1.83%	0.35%	2.40%	(688.29)%	(226.60)%
Average equity to average assets	6.14%	6.38%	6.24%	2.28%	3.33%
Tangible common equity to tangible assets	6.19%	5.94%	6.21%	2.44%	2.22%
Interest rate spread	3.42%	3.52%	3.86%	3.68%	3.77%
Net interest margin	3.66%	3.78%	4.08%	3.88%	3.95%
Allowance for loan losses as a percentage of total loans	4.55%	4.53%	5.04%	5.07%	4.14%
Allowance for loan losses as a percentage of NPL's	109.40%	101.94%	98.77%	88.79%	51.47%
Ratio of net charge-offs as a percentage of average loans	0.82%	2.09%	0.61%	17.05%	7.58%
Efficiency ratio	90.36%	108.95%	92.64%	127.11%	183.37%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Summary Consolidated Balance Sheet
Cash and cash equivalents	$35,926	$42,799	$23,961	$72,079	$13,661
Securities	88,203	83,234	91,262	83,985	88,838
Loans, gross	372,955	381,952	392,989	398,031	436,754
Allowance for loan losses	(16,974)	(17,303)	(19,820)	(20,198)	(18,100)
Loans, net	355,981	364,649	373,169	377,833	418,654
Other intangible assets, net	938	1,045	1,153	1,260	1,380
All other assets	33,499	30,706	31,353	29,900	29,018
Total assets	$514,547	$522,433	$520,898	$565,057	$551,551

Deposit accounts	$440,354	$449,254	$446,235	$490,021	$493,205
All other liabilities	41,472	41,146	41,239	41,460	44,767
Shareholders' equity	32,721	32,033	33,424	33,576	13,579
Total liabilities and shareholders' equity	$514,547	$522,433	$520,898	$565,057	$551,551

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.
Unaudited
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Consolidated Earnings Summary
Total interest income	$17,764	$19,786
Total interest expense	3,254	3,970
Net interest income	14,510	15,816
Provision for loan losses	100	17,646
Net interest income (loss) after provision for loan losses	14,410	(1,830)
Total noninterest income	1,562	1,083
Total noninterest expense	15,597	20,608
Income (loss) before income tax	375	(21,355)
Income tax benefit	-	(136)
Net income (loss)	$375	$(21,219)
Non-cash implied preferred stock dividend	(31,464)	-
Net loss available to common shareholders	$(31,089)	$(21,219)

	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Summary Average Consolidated Balance Sheet
Loans, gross	$387,739	$454,195
Securities	89,291	81,691
Other earning assets	28,087	12,681
Total earning assets	505,117	548,567
Other assets	20,568	26,905
Total assets	$525,685	$575,472

Interest-bearing liabilities	$395,140	$459,807
Noninterest-bearing liabilities	97,679	89,391
Shareholders' equity	32,866	26,274
Total liabilities and shareholders' equity	$525,685	$575,472

	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Per Share Data
Basic earnings (loss) per share	$(7.06)	$(72.05)
Diluted earnings (loss) per share	$(7.06)	$(72.05)
Basic weighted average shares outstanding	4,401,317	294,515
Diluted weighted average shares outstanding	4,401,317	294,515
Total shares outstanding at end of period	5,398,713	294,544
Closing market price per share	$9.80	$18.40

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.
Unaudited
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Selected ratios
Return on average assets	0.10%	(4.93)%
Return on average equity	1.53%	(107.88)%
Average equity to average assets	6.25%	4.57%
Tangible common equity to tangible assets	6.19%	2.22%
Interest rate spread	3.60%	3.67%
Net interest margin	3.84%	3.85%
Allowance for loan losses as a percentage of total loans	4.55%	4.14%
Allowance for loan losses as a percentage of NPL's	109.40%	51.47%
Ratio of net charge-offs as a percentage of average loans	1.24%	3.70%
Efficiency ratio	97.04%	121.95%

	As of
	September 30,	December 31,
	2013	2012
Summary Consolidated Balance Sheet
Cash and cash equivalents	$35,926	$72,079
Securities	88,203	83,985
Loans, gross	372,955	398,031
Allowance for loan losses	(16,974)	(20,198)
Loans, net	355,981	377,833
Other intangible assets, net	938	1,260
All other assets	33,499	29,900
Total assets	$514,547	$565,057

Deposit accounts	$440,354	$490,021
All other liabilities	41,472	41,460
Shareholders' equity	32,721	33,576
Total liabilities and shareholders' equity	$514,547	$565,057

All share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release and the Company’s Non-GAAP Reconciliations for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.
Non-GAAP Reconciliations
(Unaudited)
(Dollars in thousands, except share and per share data)

	Impact of 1-for-20 Reverse Stock Split

	Pre-Split		Post-Split
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Book Value Per Common Share
Book value	$32,721	$15,040	$32,721	$15,040
Less: Goodwill and other intangible assets	938	1,260	938	1,260
Tangible book value	$31,783	$13,780	$31,783	$13,780
Shares outstanding	107,974,244	5,890,880	5,398,713	294,544
Book value per common share	$0.30	$2.55	$6.06	$51.06
Tangible book value per common share	$0.29	$2.34	$5.89	$46.78

	Pre-Split		Post-Split
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Book Value Per Common Share
Book value	$32,721	$15,040	$32,721	$15,040
Less: Goodwill and other intangible assets	938	1,260	938	1,260
Tangible book value	$31,783	$13,780	$31,783	$13,780
Shares outstanding	107,974,244	5,890,880	5,398,713	294,544
Book value per common share	$0.30	$2.55	$6.06	$51.06
Tangible book value per common share	$0.29	$2.34	$5.89	$46.78

	Pre-Split		Post-Split
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Quarter-to-Date Earnings (Loss) Per Common Share:
Net income	$147	$(10,685)	$147	$(10,685)
Less: Noncash implied preferred stock dividend	-	-	-	-
Net (loss) income available to common shareholders	$147	$(10,685)	$147	$(10,685)
Basic weighted average common shares outstanding	106,140,636	5,890,880	5,307,032	294,544
Diluted weighted average common shares outstanding	106,140,833	5,890,880	5,307,042	294,544
Basic (loss) earnings per common share	$0.00	$(1.81)	$0.03	$(36.27)
Diluted (loss) earnings per common share	$0.00	$(1.81)	$0.03	$(36.27)

	Pre-Split		Post-Split
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Year-to-Date Earnings (Loss) Per Common Share:
Net income	$375	$(21,219)	$375	$(21,219)
Less: Noncash implied preferred stock dividend	(31,464)	-	(31,464)	-
Net (loss) income available to common shareholders	$(31,089)	$(21,219)	$(31,089)	$(21,219)
Basic weighted average common shares outstanding	88,026,345	5,890,281	4,401,317	294,515
Diluted weighted average common shares outstanding	88,026,345	5,890,281	4,401,317	294,515
Basic (loss) earnings per common share	$(0.35)	$(3.60)	$(7.06)	$(72.05)
Diluted (loss) earnings per common share	$(0.35)	$(3.60)	$(7.06)	$(72.05)

JACKSONVILLE BANCORP, INC.
Non-GAAP Reconciliations (Continued)
(Unaudited)
(Dollars in thousands, except share and per share data)

	September 30, 2013 (as reported)	September 30, 2013 (as adjusted)(1)

Year-to-Date Earnings (Loss) Per Common Share:
Net income	$375	$375
Less: Noncash implied preferred stock dividend	(31,464)	-
Net (loss) income available to common shareholders	$(31,089)	$375
Basic weighted average common shares outstanding(6)	4,401,317	4,401,317
Diluted weighted average common shares outstanding(6)	4,401,317	4,401,317

Basic (loss) earnings per common share(6)	$(7.06)	$0.09
Diluted (loss) earnings per common share(6)	$(7.06)	$0.09

	September 30, 2013 (as reported)	September 30, 2013 (as adjusted)(2)

Total Shareholders’ Equity:
Total Shareholders’ equity	$32,721	$32,721
Plus: Additional equity issued in the public offering	-	3,226
Total Shareholders’ equity, pro forma	$32,721	$35,947

	December 31, 2012 (as reported)	Conversion Adjustments	December 31, 2012 (as adjusted)

Book Value Per Common Share:
Total Shareholders’ equity(3)	$33,576	$-	$33,576
Less: Preferred stock(4)	18,536	(18,536)	-
Book value	$15,040	-	$33,576
Less: Goodwill and other intangible assets	1,260	-	1,260
Tangible book value	$13,780	$-	$32,316
Shares outstanding(7)	294,544	5,000,000	5,294,544
Book value per common share(5),(7)	51.06		6.34
Tangible book value per common share(6),(7)	46.78		6.10

(1)	Adjusted to reflect the calculation of earnings (loss) per common share less the impact of the noncash, implied preferred stock dividend recognized in conjunction with the Conversion during the nine months ended September 30, 2013.
(2)	Adjusted for the impact of additional equity issued in the public offering (which closed subsequent to quarter-end on October 4, 2013). The additional equity issued in the public offering and associated net proceeds were not received as of quarter-end and as such did not impact cash on-hand, capital ratios and related information as of September 30, 2013.
(3)	Assumes the full Conversion of the Series A Preferred Stock into 5,000,000 shares of common stock and nonvoting common stock as of December 31, 2012, resulting in an additional $50.0 million in common equity, no preferred stock outstanding, and a noncash, implied dividend recognized as a reduction of retained earnings in conjunction with the discount on the Series A Preferred Stock beneficial conversion feature of $31.5 million. Total shareholders’ equity did not change as a result of this transaction.
(4)	Assumes no shares of preferred stock outstanding following the Conversion.
(5)	Calculated as book value divided by shares outstanding, where book value is calculated as shareholders’ equity less preferred stock equity (excluding proceeds allocated to common equity as a result of the beneficial conversion feature) as of the balance sheet date.
(6)	Calculated as tangible book value divided by shares outstanding, where tangible book value is calculated as book value less goodwill and other intangible assets as of the balance sheet date.
(7)	Share and per share amounts have been retrospectively adjusted to reflect the 1-for-20 reverse stock split completed in October 2013. Please refer to the Recent Events section of this press release for additional information related to the reverse stock split.